EXHIBIT 4

STOCK PURCHASE AGREEMENT

by and among

V-Sciences Investments Pte Ltd, a Singapore company

as “Seller”

and

the parties set forth on Annex B hereto

as “Buyers”

Dated: April 30, 2008

TABLE OF CONTENTS

Page

1.	DEFINITIONS		1
	1.1.	Defined Terms	1

2.	PURCHASE AND SALE OF STOCK		1
	2.1.	Transfer of Stock	1
	2.2.	Consideration for Stock	1

3.	CLOSING		2
	3.1.	Closing	2
	3.2.	Deliveries and Actions on the Closing Date	2

4.	CONDITIONS TO CLOSING		2
	4.1.	Representations, Warranties and Covenants	2

5.	REPRESENTATIONS AND WARRANTIES OF SELLER		3
	5.1.	Ownership by Seller	3
	5.2.	Authorization	3
	5.3.	Consents and Approvals	3
	5.4.	No Conflict or Violation	3
	5.5.	Acknowledgements	4

6.	REPRESENTATIONS AND WARRANTIES OF BUYERS		4
	6.1.	Authorization	4
	6.2.	Consents and Approvals	4
	6.3.	No Conflict or Violation	5
	6.4.	Suitability of Investment	5
	6.5.	Acquisition for Investment	5
	6.6.	Acknowledgements	5

7.	SECURITIES LAWS		6
	7.1.	Legend	6

8.	MISCELLANEOUS		6
	8.1.	Termination	6
	8.2.	Survival of Representations	6
	8.3.	Assignment	6
	8.4.	Notices; Transfer of Funds	7
	8.5.	Choice of Law	7
	8.6.	Entire Agreement; Amendments and Waivers	7
	8.7.	Counterparts	7
	8.8.	Invalidity	8
	8.9.	Expenses	8
	8.10.	Confidential Information	8

i

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of April 30, 2008 is by and among the parties set forth on Annex B hereto (“Buyers”) and V-Sciences Investments Pte Ltd, a Singapore company (“Seller”).

RECITALS

A. Seller owns (i) shares of Common Stock of the Company, and (ii) Warrants to purchase Common Stock of the Company, each as described in Annex A hereto (collectively, the “Stock”) of Opko Health, Inc., a Delaware company (the “Company”).

B. Buyers desire to purchase from Seller, and Seller desires to transfer to Buyers, all of the shares of Stock subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS

1.1.  Defined Terms. As used herein, the terms below shall have the following meanings:

“Closing Date” shall mean May 8, 2008, or such other date as may be mutually agreed upon in writing by Seller and Buyers.

“Common Stock” shall mean common stock, par value $0.01 per share, of the Company.

“Encumbrances” shall mean any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance or other rights of third parties.

2. PURCHASE AND SALE OF STOCK

2.1.  Transfer of Stock. Upon the terms and subject to the conditions contained herein, Seller will sell, convey, transfer, assign and deliver to each Buyer, and each Buyer will purchase on the Closing Date, all the shares of the Stock set forth opposite such Buyer’s name on Annex B hereto. Each Buyer acknowledges and agrees that Seller shall not be obliged to sell any shares of Stock to any Buyer hereunder unless the sale and purchase of all the shares of Stock is completed simultaneously, unless determined otherwise by Seller in its sole discretion.

2.2.  Consideration for Stock. Upon the terms and subject to the conditions contained herein, as consideration for the purchase of the Stock, each Buyer shall pay to Seller, in immediately available funds, the amount set forth opposite such Buyer’s name on Annex B hereto, for an aggregate purchase price of U.S. Dollars Four million Eight Hundred Seventy-Eight Thousand Eight Hundred Eighty-Four and Cents Thirty Three Only (US$4,878,884.33) (the “Purchase Price”).

3. CLOSING

3.1.  Closing. The closing of the transactions contemplated herein (the “Closing”) shall be held at 9:00 a.m. NY time on the Closing Date at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022 unless the parties hereto otherwise agree.

3.2.  Deliveries and Actions on the Closing Date. Subject to all conditions precedent to Closing as set forth in Article 4 having either been satisfied or waived by the relevant party, on the Closing Date:

(a)	Each Buyer shall deliver to Seller certificate required to be delivered by Buyers pursuant to Article 4 in form and substance, and executed in a manner, reasonably satisfactory to Seller.

(b)	Seller shall deliver to Buyers certificate required to be delivered by Seller pursuant to Article 4 in form and substance, and executed in a manner, reasonably satisfactory to Buyers.

(c)
Each Buyer shall deliver to Seller his or its respective share of the Purchase Price in immediately available funds as provided in Section 2.2 by wire transfer in accordance with instructions to be provided by Seller to Buyers.

(d)
Seller will deliver to Buyers certificates evidencing the Stock, accompanied by duly executed applicable Notice of and Form of Assignment in the form annexed to the certificates in favor of the Buyers, together with a direction letter to the Company providing for delivery of each Buyer’s respective Stock to such Buyer.

4. CONDITIONS TO CLOSING

The obligations of the parties on the Closing Date are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

4.1.  Representations, Warranties and Covenants. All representations and warranties of each party contained in this Agreement shall be true and correct in all respects at and as of the date hereof and the Closing Date as if such representations and warranties were made at and as of such date, and each party shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date. Each party shall deliver to other party a certificate (signed by such party) to the foregoing effect.

5. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyers as follows:

5.1.  Ownership by Seller. Seller owns of record and beneficially all of the Stock free and clear of all Encumbrances and, upon transfer to Seller of the Purchase Price, Seller will pass to the respective Buyer good and valid title to the Stock purchased by such Buyer, free and clear of all Encumbrances.

5.2.  Authorization. Seller has all necessary corporate power and authority to enter into this Agreement and has taken all corporate action necessary to consummate the transactions contemplated hereby and to perform his obligations hereunder. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally or by equitable principles (whether considered in an action at law or in equity).

5.3.  Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any United States or foreign governmental or regulatory authority is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Except for Lehman Brothers Inc., whose fees and expenses are the sole responsibility of Seller, neither Seller nor any affiliate of Seller has entered into or will enter into any agreement, arrangement or understanding with any person, entity or firm which will result in the obligation of any Buyer to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

5.4.  No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws or other organizational documents of Seller, (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Seller is a party or to which any of its assets are subject which breach or default would have a material adverse effect on the business or financial condition of Seller or its ability to consummate the transactions contemplated hereby or (c) a violation by Seller of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of Seller or its ability to consummate the transactions contemplated hereby.

5.5.  Acknowledgements. Seller acknowledges and agrees as follows:

(a) Each of the Buyers and their affiliates, and other related parties, may now or hereafter possess certain information, including material and/or non-public information ("Information"), concerning the Company and its affiliates and/or the Company’s securities that may or may not be independently known to Seller. Seller confirms and acknowledges that neither the existence of any Information, nor the substance of it, nor the fact that it may not have been disclosed by any of the Buyers to it, is material to it or its determination to enter into this Agreement and to consummate the purchase and sale of the Stock pursuant hereto. Seller shall not sue, commence litigation or make any claim arising out of or related to the omission of any of the Buyers to disclose any Information to Seller.

(c) None of the Buyers has made and does not make any representation or warranty, whether express or implied, including without limitation with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Company or with respect to the value of any of the Stock, of any kind or character and none of the Buyers has any obligations to Seller, whether express or implied, including without limitation, fiduciary obligations, except as expressly set forth in this Agreement.

6. REPRESENTATIONS AND WARRANTIES OF BUYERS

Each Buyer, severally and not jointly, hereby represents and warrants to Seller as follows:

6.1.  Authorization. Each Buyer is, to the extent applicable, duly organized, validly existing and in good standing under the laws of the state of the jurisdiction of its organization, and has all necessary power and authority to enter into this Agreement and, to the extent applicable, has taken all necessary corporate action to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by each Buyer and is a valid and binding obligation of such Buyer enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally or by equitable principles (whether considered in an action at law or in equity).

6.2.  Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any United States or foreign governmental or regulatory authority is required to be made or obtained by any Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Neither any Buyer nor any affiliate of any Buyer has entered into or will enter into any agreement, arrangement or understanding with any person, entity or firm which will result in the obligation of Seller to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

6.3.  No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) to the extent applicable, a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws or other organizational documents of any Buyer, (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which any Buyer is a party or to which any of the Buyers’ assets are subject which breach or default would have a material adverse effect on the business or financial condition of any Buyer or any Buyer’s ability to consummate the transactions contemplated hereby or (c) a violation by any Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of any Buyer or any Buyer’s ability to consummate the transactions contemplated hereby.

6.4.  Suitability of Investment. Each Buyer represents and warrants that it has (a) the financial ability to bear the economic risk of the investment in the Stock, (b) adequate means to provide for its current needs and other contingencies and to withstand the loss of the entire investment in the Stock and (c) no need for liquidity with respect to the investment in the Stock. Each Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of a purchase of the Stock and, and has determined that the purchase of Stock is a suitable investment for itself. Each Buyer acknowledges that it is making its decision based on publicly available information regarding the Company as it deems sufficient to make an informed investment decision with respect to an investment in the Stock and has not been provided with any information regarding the Company by Seller. Each Buyer has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisers in connection herewith to the extent it has deemed necessary, and has made its own investment decision and not based upon any view expressed by or on behalf of Seller.

6.5.  Acquisition for Investment. Each Buyer represents and warrants that the shares of Stock to be purchased by such Buyer pursuant to the terms of this Agreement shall be acquired by it in good faith for investment for its own account and not with a view to, or for resale in connection with, a distribution or other disposition of any of such Stock in violation of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the or the securities laws of any state or other jurisdiction in the United States or any other applicable law.

6.6.  Acknowledgements. Each Buyer acknowledges that Seller has not made and does not make any representation or warranty, whether express or implied, with respect to the business, condition (financial or otherwise), properties, prospects or affairs of the Company or with respect to the value of any of the Stock, and Seller has no obligations to any Buyer, whether express or implied, including without limitation, fiduciary obligations, except as expressly set forth in this Agreement.

7. SECURITIES LAWS

7.1.  Legend. Each Buyer is aware of and acknowledges that the shares of Stock have not been registered under the Securities Act or the securities laws of any state or other jurisdiction in the United States and is being sold by Seller and acquired by such Buyer in a transaction exempt from, or not subject to, the registration requirements of the Securities Act. Each Buyer will comply with the applicable securities laws in connection with the purchase of Stock hereunder and any further sale or transfer of any shares of Stock in the future. Each Buyer acknowledges that each certificate representing shares of Stock sold pursuant to the provisions hereof, bears and, if deemed advisable by the Company, shall bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF EXEMPTION THEREFROM UNDER SAID ACT OR THE RULES AND REGULATIONS PROMULGATED THEREUNDER.”

8. MISCELLANEOUS

8.1.  Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by either party if the conditions set forth in Article 4 have not been satisfied on the Closing Date or such later date as the parties may agree (unless waived by the party entitled to the benefit thereof);

(b) by mutual consent of Buyers and Seller; or

(b) by either party if a material breach of the any provision of this Agreement has been committed by the other party and such breach has not been waived;

in each case without liability of either party hereto; provided, however, that no party shall be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) willful failure of any party to have performed its obligations hereunder, or (ii) any knowing misrepresentation made by any party of any matter set forth herein.

8.2.  Survival of Representations. The representations and warranties of Seller and Buyers contained herein shall survive the Closing Date until the date that is the six-month anniversary of the Closing Date, without regard to any investigation made by any of the parties hereto. Notwithstanding the foregoing, Seller’s representation and warranty set forth in Section 5.1 shall survive indefinitely.

8.3.  Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller without the prior written consent of Buyers, or by any Buyer without the prior written consent of Seller. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

8.4.  Notices; Transfer of Funds. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered in person or by courier, telegraphed, telexed or by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:

If to Seller:	V-Sciences Investments Pte Ltd,
If to Buyers: At the address and fax number set forth opposite each Buyer’s name on Annex B hereto or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

8.5.  Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

8.6.  Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

8.7.  Counterparts. This Agreement may be executed in one or more counterparts, each of which, including facsimile copies thereof, shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.8.  Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

8.9.  Expenses. Each of Seller and Buyers will be liable for its own costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement, including all fees and expenses of its agents and counsel, except that each Buyer shall be responsible for paying in full all expenses payable to the Company for the transfer of Stock certificates and the issuance of any new certificates in favor of such Buyer by the Company.

8.10.  Confidential Information. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors and affiliates, or as required by law or the rules and regulations of the Securities and Exchange Commission or the American Stock Exchange, or with the prior approval of the other party. Neither Seller nor Buyers shall make any public disclosure of the specific terms of this Agreement, except as required by law or the rules and regulations of the Securities and Exchange Commission or the American Stock Exchange or with the prior approval of the other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

SELLER:

V-Sciences Investments Pte Ltd.

By: _______________________________
Name:
Title:

BUYERS:

Frost Gamma Investments Trust

By: _______________________________
Name:
Title:

ANNEX A

Details of shares of Stock subject to this Agreement

Nature of Stock	Certificate Number (for Common Stock) Exercise Price (for Warrants)	Number of shares/warrants represented by the Certificate
Common Stock	0366	2,985,282 shares of Common Stock
Common Stock	0367	387,918 shares of Common Stock
Warrants to Purchase Common Stock effective December 8, 2004	US$0.0019	210,821 Warrants
Warrants to Purchase Common Stock effective July 1, 2007	US$0.0019	210,821 Warrants
Warrants to Purchase Common Stock effective March 27, 2007	US$0.6728	13,230 Warrants
Warrants to Purchase Common Stock effective March 27, 2007	US$0.8473	13,230 Warrants
Warrants to Purchase Common Stock effective March 27, 2007	US$1.0466	13,230 Warrants
Warrants to Purchase Common Stock effective March 27, 2007	US$0.6728	101,815 Warrants
Warrants to Purchase Common Stock effective March 27, 2007	US$0.8473	101,815 Warrants
Warrants to Purchase Common Stock effective March 27, 2007	US$1.0466	101,816 Warrants

ANNEX B

List of Buyers

Buyer	Address and Fax Number	Number of Shares of Common Stock / Warrants being purchased	Purchase Price (in US dollars)
	4400 Biscayne Boulevard, Suite 1500, Miami, Florida 33137; Fax number: (305) 575-6444

Frost Gamma Investments Trust		2,633,200 shares of Common Stock, and All the Warrants set forth on Annex A hereto	$3,953,884.33